Exhibit 5.1

February 16, 2021

Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, MN 55359

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to Proto Labs, Inc. (the “Company”) in connection with the filing with the Securities and Exchange Commission on February 16, 2021 of a registration statement on Form S-3ASR (the “Registration Statement”), including the prospectus that is part of the Registration Statement (the “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), covering the registration for resale of up to 748,793 currently outstanding shares of the common stock, par value $0.001 per share, of the Company (the “Shares”) on behalf of the selling stockholders named in the Registration Statement.

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the State of Minnesota. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing, and in reliance thereon, and subject to the additional qualifications set forth below, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement, and in any amendment or supplement thereto without implying or admitting that we are “experts” within the meaning of the Act, or other rules and regulations issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By: /s/ Ben A. Stacke

       Ben A. Stacke